Exhibit 10.1

[BigCommerce Holdings, Inc. Letterhead]

[Date], 2022

[Name]

[Address]

Re:	Amendment to Severance Benefits

Dear [Name]:

As you know, in accordance with the terms of the offer letter dated [                    ] between you and BigCommerce Holdings, Inc. (the “Company”) and [that certain Acknowledgement and Agreement Regarding Revised Acceleration Terms for all Outstanding Equity Awards and Revised Severance Terms dated [                    ] between you and the Company] ([collectively, and] as amended, the “Offer Letter”) you are eligible to receive certain severance payments and benefits upon certain terminations of your employment with the Company. You are receiving this letter (this “Letter”) because the Company has determined to clarify and supplement the severance payments and benefits for which you may be eligible upon certain terminations of your employment with the Company, upon and subject to the terms and conditions set forth in this Letter.

1.    Severance Payments and Benefits.

(a)    Notwithstanding anything to the contrary in your Offer Letter and subject to Sections 2 and 3 below and your continued compliance with any restrictive covenants applicable to you under any written agreement with the Company (the “Restrictions”), in the event of a termination of your employment by the Company without Cause (as defined in the Offer Letter) or due to your resignation for Good Reason (as defined in the Offer Letter), in either case, more than three (3) months prior to or more than eighteen (18) months after, a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan), the Company shall pay you the following (collectively, the “Severance Benefits”):

(i)    an amount equal to [    ]1 months of your annual base salary in effect as of the date of your termination (the “Termination Date”), payable in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Termination Date and ending on the three (3) month anniversary thereof; and

(ii)    an amount equal to [    ]2 months of the Company’s share of your, and your eligible dependents’, healthcare benefits premiums under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder based on your elections as in effect on the Termination Date, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Termination Date and ending on the three (3) month anniversary thereof.

[(b)    Notwithstanding anything to the contrary in your Offer Letter and subject to Sections 2 and 3 below and your continued compliance with the Restrictions, in the event of a termination of your employment by the Company without Cause or due to your resignation for Good Reason, in either case, within three (3) months prior to or within eighteen (18) months after, a Change in Control, the Company shall pay you the following (collectively, the “CIC Severance Benefits”):

(i)    an amount equal to twelve (12) months of your annual base salary in effect as of the Termination Date, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Termination Date and ending on the three (3) month anniversary thereof; and

(ii)    an amount equal to twelve (12) months of the Company’s share of your, and your eligible dependents’, healthcare benefits premiums under Section 4980B of the Code and the regulations thereunder based on your elections as in effect on the Termination Date, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Termination Date and ending on the three (3) month anniversary thereof.] 3

[1]	Twelve months for CEO; six months for C-Suite and SVPs.
[2]	Twelve months for CEO; six months for C-Suite and SVPs.
[3]	Note to Draft: Exclude bracketed language for CEO.

2.    Release of Claims.

(a)    Your receipt of the Severance Benefits [or CIC Severance Benefits, as applicable,] pursuant to Section 1 above shall be subject to and conditioned upon your timely execution and non-revocation of a general release of claims in the form prescribed by the Company (a “Release”) that becomes effective and irrevocable within sixty (60) days following the Date of Termination (or if the Company delivers a copy of such Release to you more than five days after the Termination Date, such time period will be extended to sixty (60) days plus the number of days beyond five days). In the event the Release does not become effective within the sixty (60) day period following the Termination Date, you shall not be entitled to the Severance Benefits [or CIC Severance Benefits, as applicable].

(b)    Notwithstanding anything to the contrary in Section 1, no payments under Section 1(a)(i) [or Section 1(b)(i)] shall be made prior to the Company’s first regularly-scheduled payroll date occurring after the Release becomes effective and irrevocable (the “First Payroll Date”) and any amounts that would otherwise have been paid pursuant to Section 1(a)(i) [or Section 1(b)(i), as applicable,] prior to the First Payroll Date shall instead be paid on the First Payroll Date (without interest thereon); provided further, that if the aggregate period during which you are entitled to consider and/or revoke the Release spans two calendar years, no payments under Section 1(a)(i) [or Section 1(b)(i), as applicable,] shall be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year (or, if later, the First Payroll Date)).

3.    Section 409A.

(a)    To the extent applicable, this Letter shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Letter to the contrary, in the event that following the date hereof, the Company determines that any compensation or benefits payable under this Letter may be subject to Section 409A, the Company may adopt such amendments to this Letter or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Letter from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 3(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so. Any right to a series of installment payments pursuant to this Letter is to be treated as a right to a series of separate payments.

(b)    Notwithstanding anything to the contrary in this Letter, no compensation or benefits, including without limitation any Severance Benefits [or CIC Severance Benefits], shall be paid to you during the six-month period following your “separation from service” with the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest). References in this Letter to your termination of employment (and like terms) that shall mean and refer to your Separation from Service.

4.    Withholding. The Company will have the authority and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy all federal, state, local and foreign taxes (including any employment tax obligations) required by law to be withheld from amounts payable under this Letter.

5.    No Right to Continued Employment. Nothing contained in this Letter will (i) confer upon you any right to continue in employment with the Company or its affiliates, (ii) constitute a contract or agreement of employment, or (iii) interfere in any way with the right of the Company and its affiliates to terminate your employment at any time, for any reason or no reason, with or without Cause (subject to the terms of the Offer Letter, as amended hereby).

6.    Governing Law. The validity, interpretation, construction and performance of this Letter shall be governed by the laws of the State of [Texas/California] without regard to its conflicts of law principles.

7.    Entire Agreement; No Other Modifications. This Letter, together with the Offer Letter, sets forth the final and entire agreement of the parties with respect to any salary severance and/or continued healthcare coverage payable upon any termination of your employment by the Company without Cause or by you for Good Reason, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, or any representative of the Company or you, with respect thereto. However, this Letter does not supersede any existing rights that you may have, if any, to other types of benefits (for example, a bonus or acceleration of equity awards) (excluding salary severance and/or continued healthcare coverage) that may become payable to you upon a termination of your employment by the Company without Cause or by you for Good Reason pursuant to the Offer Letter or any other written agreement between you and the Company. Except as otherwise expressly set forth in this Letter, the terms and conditions set forth in the Offer Letter shall continue to apply in the event of your termination without Cause or resignation for Good Reason following the date hereof.

8.    Miscellaneous. This Letter may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. No provisions of this Letter may be amended, modified, or waived unless agreed to in writing and signed by you and by a duly authorized officer of the Company.

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Letter by signing and dating the enclosed duplicate original of this Letter in the space provided below and returning the signed letter to me at [                    ] no later than [            ], 2022. Please retain one fully-executed original for your files.

Sincerely,

BigCommerce Holdings, Inc.

By:
[Robert Alvarez / Jeff Mengoli]
[Chief Financial Officer / Chief Legal Officer]

Acknowledged and Agreed:

(Signature) Date

Print Name: